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                                                                     EXHIBIT 5.1


                                Law Offices

                           JOEL BERNSTEIN, ESQ., P.A.

11900 Biscayne Blvd., Suite 604                        Telephone: 305.892.1122
Miami, Florida 33181                                   Facsimile: 305.892.0822



July 25, 2001



Netfran Development Corp.
2801 N.E. 208th Terrace
2nd Floor
Miami, FL 33180

Greetings:

I have acted as special counsel to Netfran Development Corp., a Florida corporation (the "Corporation"), in connection with the registration of 3,340,088 shares its Common Stock to be distributed to the shareholders of Netvertise, Inc. The distribution of the shares is to be made pursuant to a Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission (the "Registration Statement").

Please be advised that I am of the opinion that the Corporation's Common Stock to be distributed pursuant to the Registration Statement has been duly authorized and has been validly issued by the Corporation under the Florida Business Corporation Act and is fully paid and non-assessable.

We consent to the use of our name in the Registration Statement in the section of the Prospectus entitled "Legal Matters" and the filing of this letter as an exhibit to the Registration Statement.

                                            Very truly yours,


                                            /s/ JOEL BERNSTEIN, ESQ., P.A.
                                            ------------------------------
JB/jm                                       Joel Bernstein, Esq., P.A.